EXHIBIT 99
     First Georgia Banking Company passes $500 million in assets in less than 3 years. Its parent company, FGBC Bancshares, Inc., declares 5-for-4 common stock split.
     Franklin, GA, September 21, 2006 — First Georgia Banking Company, based in Franklin, Georgia, announced today that its total assets have passed $500 million. The Bank, which opened on November 3, 2003, is one of the few state chartered banks in Georgia to reach $500 million in assets while still in “de novo” status, which is defined as the first three years of operation. The Bank has expanded throughout the state with locations in Bremen, Carrollton, Columbus, Commerce, Cornelia, Dalton, Franklin, Homer, Jefferson and Villa Rica. For more information about First Georgia Banking Company please visit its website at www.firstgabnk.com.
     To reward its shareholders for their commitment to the Bank’s endeavors, FGBC Bancshares, Inc., parent company for First Georgia Banking Company, announced today that its board of directors declared a 5-for-4 common stock split payable on October 5, 2006 to shareholders of record as of September 22, 2006. For further information about FGBC Bancshares, Inc. please contact Shareholder Relations at 678-839-6870.